EXHIBIT 99.2

                          INDEX TO FINANCIAL STATEMENTS

                             TerreStar Networks Inc.
                          (A Development Stage Company)



Report of Independent Registered Public Accounting Firm ..............................T-1

Statements of Operations for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002, from February
20, 2002 (inception) through December 31, 2004, for the three months ended March
31, 2005 (unaudited) and 2004 (unaudited) and from February 20, 2002 (inception)
through March 31, 2005 (unaudited) ...................................................T-2

Balance Sheets as of December 31, 2004, 2003 and March 31, 2005 (unaudited) ..........T-3

Statements of Changes in Stockholders' Equity (Deficit) for the years ended
December 31, 2004 and 2003, for the period February 20, 2002 (inception) through
December 31, 2002 and from February 20, 2002 (inception) through December 31,
2004, for the three months ended March 31, 2005 (unaudited) and from February
20, 2002 (inception) through March 31, 2005 (unaudited) ..............................T-4

Statements of Cash Flows for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and from February
20, 2002 (inception) through December 31, 2004, for the three months ended March
31, 2005 (unaudited) and 2004 (unaudited) and from February 20, 2002 (inception)
through March 31, 2005 (unaudited) ...................................................T-5

Notes to Financial Statements ........................................................T-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of TerreStar Networks Inc.

We have audited the accompanying balance sheets of TerreStar Networks Inc. (a development stage company) as of December 31, 2004 and 2003 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002, and from February 20, 2002 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TerreStar Networks Inc. as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and from February 20, 2002 (inception) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Friedman LLP


East Hanover, New Jersey
June 2, 2005, except for Notes 2, 3 and 7 as to which the date is May 31, 2006

                             TerreStar Networks Inc.
                          (A Development Stage Company)
                            Statements of Operations


                                                               For the                                                  Cumulative
                                                               Period       Cumulative                                    Since
                                                              February        Since         For the Three Months        February
                                  For the Years Ended         20, 2002       February              Ended                 20, 2002,
                                -----------------------      (inception)     20, 2002,    -------------------------      Inception
                                                               through     Inception of    March 31,      March 31,   of Development
                                December       December       December      Development      2005           2004           Stage
                                31, 2004       31, 2003       31, 2002        Stage       (Unaudited)    (Unaudited)    (Unaudited)
                                --------       --------       --------        -----       -----------    -----------    -----------
                                                                                            Restated                     Restated

REVENUES                             $---           $---           $---           $---           $---           $---           $---
                               ----------     ----------     ----------     ----------     ----------     ----------     ----------

COSTS AND EXPENSES
General and administrative          6,305          6,305          1,619         14,229          1,575          1,575         15,804
Operations                      1,914,317      2,306,954      1,658,306      5,879,577        966,094        428,301      6,845,671
Amortization                       15,958         14,724          7,661         38,343          3,990          3,990         42,333
                               ----------     ----------     ----------     ----------     ----------     ----------     ----------

Total Costs and Expenses        1,936,580      2,327,983      1,667,586      5,932,149        971,659        433,866      6,903,808
                               ----------     ----------     ----------     ----------     ----------     ----------     ----------

     Net Operating loss        (1,936,580)    (2,327,983)    (1,667,586)    (5,932,149)      (971,659)      (433,866)    (6,903,808)

Interest income (expense)          (3,016)           ---             --         (3,016)      (128,684)           ---       (131,700)
Write-off of
  investment in
    joint venture                     ---     (2,000,000)           ---     (2,000,000)           ---            ---     (2,000,000)
Other                                 280            ---            ---            280            ---            280            280
                               ----------     ----------     ----------     ----------     ----------     ----------     ----------

     Net loss                $ (1,939,316)  $ (4,327,983)  $ (1,667,586)  $ (7,934,885)  $ (1,100,343)    $ (433,586)  $ (9,035,228)
                               ==========     ==========     ==========     ==========     ==========     ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                             TerreStar Networks Inc.
                          (A Development Stage Company)
                                 Balance Sheets


                                                                                           March 31,
                                                       December          December            2005
                                                       31, 2004          31, 2003         (Unaudited)
                                                       --------          --------         -----------
                                                       Restated          Restated          Restated

ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                         $    953,218      $    216,320      $    381,493
   Restricted cash                                      5,001,151               ---         4,534,931
   Other current assets                                       525             3,807               525
                                                     ------------      ------------      ------------

     Total current assets                               5,954,894           220,127         4,916,949

LONG-TERM ASSETS
   Intangible assets, net of amortization of
     $39,252, $23,294 and
     $42,333 (unaudited), respectively                    200,122           216,080           196,132
   Satellite under construction                         1,337,932           850,000         1,837,932
                                                     ------------      ------------      ------------

     Total assets                                    $  7,492,948      $  1,286,207      $  6,951,013
                                                     ============      ============      ============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                  $    109,413      $     78,668      $    407,963
   Accrued expenses                                       338,431           783,820           292,486
   Due to Mobile Satellite Ventures LP, net                   ---         3,179,913               ---
                                                     ------------      ------------      ------------

     Total current liabilities                            447,844         4,042,401           700,449
                                                     ------------      ------------      ------------

LONG-TERM LIABILITIES:
   Notes payable, including accrued interest
     thereon                                            5,004,167               ---         5,166,631
                                                     ------------      ------------      ------------

     Total long-term liabilities                        5,004,167               ---         5,166,631
                                                     ------------      ------------      ------------

     Total liabilities                                  5,452,011         4,042,401         5,867,080
                                                     ------------      ------------      ------------

COMMITMENTS AND CONTINGENCIES                                 ---               ---               ---

STOCKHOLDERS' EQUITY (DEFICIT):
Common Stock; voting, par value $0.001;
  authorized 50 million shares; 23,271,515,
  23,265,428 and 23,938,487  shares issued and
  outstanding at December 31, 2004 and 2003 and
  March 31, 2005 (unaudited), respectively                 23,271            23,265            23,938
Additional paid-in capital                             10,110,192         3,335,837        12,301,202
Deficit accumulated during the development stage       (8,092,526)       (6,115,296)      (11,241,207)
                                                     ------------      ------------      ------------

STOCKHOLDERS' EQUITY (DEFICIT)                          2,040,937        (2,756,194)        1,083,933
                                                     ------------      ------------      ------------

Total liabilities and stockholders' equity           $  7,492,948      $  1,286,207      $  6,951,013
                                                     ============      ============      ============


   The accompanying notes are an integral part of these financial statements.

                             TerreStar Networks Inc.
                          (A Development Stage Company)
             Statements of Changes in Stockholders' Equity (Deficit)

                                                                                                  Deficit
                                                                                                Accumulated
                                                           Common Stock           Additional      Through
                                                       ---------------------       Paid-In      Development
                                                       Shares      Par Value       Capital         Stage           Total
                                                       ------      ---------       -------         -----           -----
                                                                                   Restated       Restated        Restated
BALANCE At February 20, 2002 (inception)
   Investment By MSV LP                                   1,000   $          1   $  2,999,999   $        ---    $  3,000,000
   Contribution of 2 GHz license right by MSV LP     23,264,428         23,264        216,111            ---         239,375
   Dividends                                                ---            ---        110,189       (110,189)            ---
   Net loss                                                 ---            ---            ---     (1,667,586)     (1,667,586)
                                                   ------------   ------------   ------------   ------------    ------------

BALANCE, December 31, 2002, Restated                 23,265,428         23,265      3,326,299      (1777,775)      1,571,789

   Dividends                                                ---            ---          9,538         (9,538)            ---
   Net loss                                                 ---            ---            ---     (4,327,983)     (4,327,983)
                                                   ------------   ------------   ------------   ------------    ------------

BALANCE, December 31, 2003, Restated                 23,265,428         23,265      3,335,837     (6,115,296)     (2,756,194)

   Conversion of amounts due to MSV LP                      ---            ---      6,732,186            ---       6,732,186
   Exercise of stock options                              6,087              6          4,255            ---           4,261
   Dividends                                                ---            ---         37,914        (37,914)            ---
   Net loss                                                 ---            ---            ---     (1,939,316)     (1,939,316)
                                                   ------------   ------------   ------------   ------------    ------------

BALANCE, December 31, 2004, Restated                 23,271,515         23,271     10,110,192     (8,092,526)      2,040,937


   Exercise of warrants issued to Telcom Venture        666,972            667        142,672            ---         143,339
   Dividends                                                ---            ---      2,048,338     (2,048,338)            ---
   Net loss                                                 ---            ---            ---     (1,100,343)     (1,100,343)
                                                   ------------   ------------   ------------   ------------    ------------

BALANCE, March 31, 2005 (Unaudited), Restated        23,938,487   $     23,938   $ 12,301,202   $(11,241,207)   $  1,083,933
                                                   ============   ============   ============   ============    ============

   The accompanying notes are an integral part of these financial statements.

                             TerreStar Networks Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows


                                                                                                                        Cumulative
                                                                                Cumulative                               February
                                                                                 February                                20, 2002
                                                                     For the     20, 2002                               (Inception
                                                                      Period    (Inception                                  of
                                                                     February       of                                  Development
                                                                     20, 2002   Development  For the Three Months Ended   Stage)
                                           For the Years Ended     (inception)     Stage)    --------------------------   through
                                          ----------------------     through      through     March 31,    March 31,     March 31,
                                          December      December     December     December      2005         2004          2005
                                          31, 2004      31, 2003     31, 2002     31, 2004   (Unaudited)  (Unaudited)   (Unaudited)
                                          --------      --------     --------     --------   -----------  -----------   -----------
                                                                                               Restated                  Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                               $(1,939,316)  $(4,327,983) $(1,667,586) $(7,934,885) $(1,100,343)   $(433,586) $(9,035,228)
Adjustments to reconcile net (loss)
  to net cash (used in) operating
  activities:
    Depreciation and amortization             15,958        14,724        7,661       38,343        3,990        3,990       42,333
    Write-off of investment in joint
    venture                                      ---     2,000,000          ---    2,000,000          ---          ---    2,000,000
      Changes in assets and
      liabilities, net of
      acquisitions and
      dispositions
         Accounts receivable-
         trade                                   ---             1          (1)          ---          ---          (1)          ---
         Other current assets                  3,282       (3,282)        (525)        (525)          ---        3,282        (525)
         Accounts payable and
         accrued expenses                   (414,644)       16,650      845,838      447,844      252,605      (83,998)     700,449
         Note payable accrued
         interest                              4,167           ---          ---        4,167      162,464          ---      166,631
         Other                                   ---           217          693          910          ---          ---          910
                                         -----------   -----------    ---------  -----------    ---------    ---------  -----------

    Net cash (used in) operating
    activities                            (2,330,553)   (2,299,673)    (813,920)  (5,444,146)    (681,284)    (510,313)  (6,125,430)
                                         -----------   -----------    ---------  -----------    ---------    ---------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Restricted cash                         (5,001,151)          ---          ---   (5,001,151)     466,220          ---  ( 4,534,931)
  Payments made in exercise of
  joint venture option                           ---      (500,000)  (1,500,000)  (2,000,000)         ---          ---   (2,000,000)
  Additions to satellite under
  construction                              (400,000)     (350,000)    (500,000)  (1,250,000)    (500,000)         ---   (1,750,000)
                                           ---------     ---------    ---------  -----------    ---------          ---  -----------

    Net cash (used in) investing
    activities                            (5,401,151)     (850,000)  (2,000,000)  (8,251,151)     (33,780)         ---   (8,284,931)
                                         -----------   -----------    ---------  -----------    ---------    ---------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from loan and security
  agreement                                5,000,000           ---          ---    5,000,000          ---          ---    5,000,000
  Proceeds from due to MSV, LP             3,464,341           ---    3,000,000    6,464,341          ---      293,993    6,464,341
  Proceeds from exercise of stock
  option                                       4,261           ---          ---        4,261          ---          ---        4,261
  Proceeds from exercise of
  warrants                                       ---           ---          ---          ---      143,339          ---      143,339
  Due to Mobile Satellite Ventures
  LP, net                                        ---     3,165,872       14,041    3,179,913          ---          ---    3,179,913
                                         -----------   -----------    ---------  -----------    ---------    ---------  -----------

    Net cash provided by financing
    activities                             8,468,602     3,165,872    3,014,041   14,648,515      143,339      293,993   14,791,854
                                         -----------   -----------    ---------  -----------    ---------    ---------  -----------

    Net increase (decrease) in cash
    and cash equivalents                     736,898        16,199      200,121      953,218     (571,725)    (216,320)     381,493

Cash and cash equivalents,
beginning of the period                      216,320       200,121          ---          ---      953,218      216,320          ---
                                         -----------   -----------    ---------  -----------    ---------    ---------  -----------

Cash and cash equivalents, end of
the period                                  $953,218      $216,320     $200,121     $953,218     $381,493         $---     $381,493
                                         ===========   ===========    =========  ===========    =========    =========  ===========

SUPPLEMENTAL INFORMATION
  Cash paid for interest                        $---          $---         $---         $---         $---         $---         $---
                                         ===========   ===========    =========  ===========    =========    =========  ===========

Non-Cash Investing and Financing Activities
   During 2004 the Company:

     Converted $6,732,186 of amounts due to MSV, LP to equity, which included capitalized interest of $87,932 on amounts advanced by MSV, LP to fund the satellite under construction project.

   During 2002 the Company:
     Issued 23,264,428 shares of common stock to MSV, LP in exchange for contribution of the 2 GHz license right valued at $239,374 recorded as an intangible asset.

   The accompanying notes are an integral part of these financial statements.

                             TERRESTAR NETWORKS INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


Note 1:  DEVELOPMENT STAGE AND BUSINESS

On February 20, 2002, Mobile Satellite Venture LP ("MSV") established TerreStar Networks Inc. ("the Company", "TerreStar", "we" or "our") as a wholly owned subsidiary. The Company is in the development stage and is in the early stages of building the necessary communication infrastructure, including its own satellite, necessary to offer communications services to individual and corporate customers in the United States and Canada. Our ability to realize the carrying value of our assets is dependent on being able to successfully develop business opportunities related to our right to receive (subject to the satisfaction of certain regulatory conditions) certain licenses in the 2 GHz band. The Company's operations are subject to significant risks and uncertainties including technological, competitive, financial, operational and regulatory risks associated with the mobile satellite system and associated terrestrial segment.

On May 11, 2005, Motient Ventures Holding Inc. ("MVH"), a wholly owned subsidiary of Motient Corporation ("Motient"), purchased 8,190,008 shares of the Company's common stock from the Company for $200 million pursuant to a Purchase Agreement by and between MVH and the Company. As a result of this purchase and as of May 11, 2005, Motient owns approximately 61% of the Company's issued and outstanding common stock. See Note 11, "Subsequent Events" in the Notes to Financial Statements for further discussion.

The Company's future capital requirements will depend on, but not be limited to, the successful and timely completion of its satellite system construction contract, and the development of certain ground infrastructure, for use in the 2 GHz band.

Note 2:  RESTATEMENT

In connection with the preparation of Motient Corporation financial statements for the year ended December 31, 2005, we voluntarily communicated with the staff (the "Staff") of the SEC to ask for their guidance on the proper treatment of stock options issued by TerreStar to employees of MSV in periods prior to Motient's May 11, 2005 TerreStar asset purchase.

After discussions with the Staff, Motient and TerreStar audit committees, our independent auditors and after further internal review, on May 25, 2006, we determined that the audited financial statements of TerreStar for the periods ended December 31, 2002, 2003 and 2004 as well as the unaudited financial statements for the periods ended March 31, 2004 and 2005 (the "TerreStar Financials") should not be relied upon. Mobile Satellite Ventures LP was the parent company of TerreStar for these periods and Motient Corporation produced the audited financial statements for TerreStar as part of its asset purchase of a controlling interest in TerreStar in May 2005.

                         Notes to Financial Statements

The TerreStar Financials were initially filed on June 10, 2005, in Motient's Amendment No. 1 to its current report on Form 8-K dated May 11, 2005 and subsequently in Motient's registration statements on Form S-1 filed between such date and November 15, 2005. The use of such registration statements by the selling stockholders set forth therein was suspended on March 16, 2006 pursuant to the terms of the registration rights agreements among Motient and such selling stockholders, in order to allow Motient to update the information contained therein related to recent announced transactions.

The facts underlying the conclusion are as follows:

In 2002, 2003, 2004 and 2005 TerreStar granted options to employees of their parent company (for the reports in question the parent company was Mobile Satellite Ventures LP) that on a consolidated basis are presented differently from the presentation in the separate financial statements of subsidiaries. Issue 21 of EITF 00-23 specifically states that in the separate financial statements of a company within the same control group, option grants of its own shares to employees of other companies should be accounted for as a dividend to the controlling entity. The options granted to employees of TerreStar's parent company were not presented as such in the TerreStar Financials and Pro Forma Financial Data that were initially filed on June 10, 2005, in our Amendment No. 1 to our current report on Form 8-K dated May 11, 2005 and subsequently in our registration statements on Form S-1 filed between such date and November 15, 2005.

The impact of the restatements will be: (i) a decrease in Operations Expense of $49,482 for the three months ended March 31, 2005 (unaudited) and (ii) equity neutral adjustments to reflect the dividends to MSV of $110,189, $9,538, $37,914 and $2,048,338 for each of the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005 (unaudited), respectively.

In addition, on March 13, 2006 the board of directors of TerreStar, acting in good faith and after being fully apprised of and considering all of the material facts relevant to the May 11, 2005 transactions hereby determined that the May 11, 2005 transactions did not constitute a change of control pursuant to the TerreStar 2002 Stock Incentive Plan

                         Notes to Financial Statements

The effect of the restatement to TerreStar's stand-alone Statements of Operations is presented below:

                             TerreStar Networks Inc.
                          (A Development Stage Company)
                            Statements of Operations


                                                                   For the Period    Cumulative
                                                                     February 20,    February 20,
                                                                        2002       2002 (Inception)
                                                                     (Inception)    of Development
                                          For the Years Ended           through     Stage) through
                                      December 31,    December 31,    December 31,   December 31,
                                         2004            2003            2002            2004
                                     --------------  --------------  --------------  ---------------
REVENUES                             $        --   $        --      $        --      $        --

COSTS AND EXPENSES

General and administrative                 6,305         6,305            1,619           14,229
Operations (including stock-based
compensation of $49,482 for the
three months ended March 31,
2005 (unaudited)                       1,914,317     2,306,954        1,658,306        5,879,577

Amortization                              15,958        14,724            7,661           38,343
                                     -----------   -----------      -----------      -----------

Total Costs and Expenses               1,936,580     2,327,983        1,667,586        5,932,149
                                     -----------   -----------      -----------      -----------

Net Operating loss                    (1,936,580)   (2,327,983)      (1,667,586)      (5,932,149)

Interest income (expense)                 (3,016)           --               --           (3,016)
Write-off of investment in joint
venture                                       --    (2,000,000)              --       (2,000,000)
Other                                        280            --               --              280
                                     -----------   -----------      -----------      -----------

Net loss                             $(1,939,316)  $(4,327,983)     $(1,667,586)     $(7,934,885)
                                     ===========   ===========      ===========      ===========


                                                                                                         Cumulative
                                                                                                         February 20,
                                                                                                       2002 (Inception)
                                                         For the Three Months Ended                     of Development
                                     ----------------------------------------------------------------   Stage) through
                                     March 31, 2005                    March 31, 2005  March 31, 2004    March 31, 2005
                                      (Unaudited)                        (Unaudited)    (Unaudited)       (Unaudited)
                                     ---------------                   --------------  ---------------  ---------------
                                                        Adjustment        Adjusted                           Adjusted
REVENUES                             $        --       $     --        $        --       $      --       $        --

COSTS AND EXPENSES

General and administrative                 1,575             --              1,575           1,575            15,804
Operations (including stock-based
compensation of $49,482 for the
three months ended March 31,
2005 (unaudited)                       1,015,576        (49,482)           966,094         428,301         6,845,671

Amortization                               3,990             --              3,990           3,990            42,333
                                     -----------       --------        -----------       ---------       -----------

Total Costs and Expenses               1,021,141        (49,482)           971,659         433,866         6,903,808
                                     -----------       --------        -----------       ---------       -----------

Net Operating loss                    (1,021,141)        49,482           (971,659)       (433,866)       (6,903,808)

Interest income (expense)               (128,684)            --           (128,684)             --          (131,700)
Write-off of investment in joint
venture                                       --             --                 --              --        (2,000,000)
Other                                         --             --                 --             280               280
                                     -----------       --------        -----------       ---------       -----------

Net loss                             $(1,149,825)      $ 49,482        $(1,100,343)      $(433,586)      $(9,035,228)
                                     ===========       ========        ===========       =========       ===========

                         Notes to Financial Statements

The effect of the restatement to TerreStar's stand-alone Balance Sheets is presented below:

                             TerreStar Networks Inc.
                          (A Development Stage Company)
                                 Balance Sheets

                                                          As Reported      Adjustment   Adjusted         As Reported  Adjustment
                                                          December 31,                 December 31,      December 31,
                                                            2004                         2004               2003
ASSETS
Current Assets:
           Cash and cash equivalents                      $  953,218     $       --      $  953,218      $   216,320  $      --
           Restricted cash                                 5,001,151             --       5,001,151               --
           Other current assets                                  525             --             525            3,807         --
                                                          ----------     ----------      ----------      -----------  ---------

                    Total current assets                   5,954,894             --       5,954,894          220,127         --

Long-Term Assets
           Intangible assets, net of amortization
           of 39,252, $23,294 and 42,333 (unaudited),
           respectively                                      200,122             --         200,122          216,080         --
           Satellite under construction                    1,337,932             --       1,337,932          850,000         --
                                                          ----------     ----------      ----------      -----------  ---------

                    Total assets                          $7,492,948     $       --      $7,492,948      $ 1,286,207  $      --
                                                          ==========     ==========      ==========      ===========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
           Accounts payable                               $  109,413     $       --      $  109,413      $    78,668  $      --
           Accrued expenses                                  338,431             --         338,431          783,820         --
           Due to Mobile Satellite Ventures LP, net               --             --              --        3,179,913         --
                                                        ------------     ----------      ----------      -----------  ---------

                    Total current liabilities                447,844             --         447,844        4,042,401         --
                                                        ------------     ----------      ----------      -----------  ---------

Long-Term Liabilities:
           Notes Payable, including accrued
           interest thereon                                5,004,167             --       5,004,167               --         --
                                                        ------------     ----------      ----------      -----------  ---------

                    Total long-term liabilities            5,004,167             --       5,004,167               --         --
                                                        ------------     ----------      ----------      -----------  ---------

                    Total liabilities                      5,452,011             --       5,452,011        4,042,401         --
                                                        ------------     ----------      ----------      -----------  ---------

Commitments And Contingencies

Stockholders' Equity (Deficit):
Common Stock; voting, par value $0.001;
authorized 50 million shares; 23,271,515,
23,265,428 and 23,938,487 shares issued
and outstanding at December 31, 2004 and
2003 and March 31, 2005 (unaudited),
respectively                                                  23,271             -       23,271           23,265          -
Additional paid-in capital                                 9,952,551       157,641   10,110,192        3,216,110    119,727
Deficit accumulated during the development stage          (7,934,885)     (157,641)  (8,092,526)      (5,995,569)  (119,727)
                                                        ------------     ---------  -----------      -----------  ---------

Stockholders' Equity (Deficit)                             2,040,937             -    2,040,937       (2,756,194)         -
                                                        ------------     ------ --   ----------      -----------  ---------

Total liabilities and stockholders' equity               $ 7,492,948     $       -  $ 7,492,948      $ 1,286,207  $       -
                                                        ============     =========  ===========      ===========  =========

                                                                               2%                                        9%

                                                            Adjusted      (Unaudited)  Adjustment     Adjusted
                                                           December 31,     March 31,                  March 31,
                                                             2003            2005                       2005
ASSETS
Current Assets:
           Cash and cash equivalents                      $  216,320      $  381,493  $       --    $  381,493
           Restricted cash                                        --       4,534,931          --     4,534,931
           Other current assets                                3,807             525          --           525
                                                          ----------      ----------  ----------    ----------

                    Total current assets                     220,127       4,916,949          --     4,916,949

Long-Term Assets
           Intangible assets, net of amortization
           of 39,252, $23,294 and 42,333 (unaudited),
           respectively                                      216,080         196,132          --       196,132
           Satellite under construction                      850,000       1,837,932          --     1,837,932
                                                          ----------      ----------  ----------    ----------

                    Total assets                          $1,286,207      $6,951,013  $       --    $6,951,013
                                                          ==========      ==========  ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
           Accounts payable                               $   78,668      $  407,963  $       --    $  407,963
           Accrued expenses                                  783,820         292,486          --       292,486
           Due to Mobile Satellite Ventures LP, net        3,179,913              --          --            --
                                                          ----------      ----------  ----------    ----------

                    Total current liabilities              4,042,401         700,449          --       700,449
                                                          ----------      ----------  ----------    ----------

Long-Term Liabilities:
           Notes Payable, including accrued
           interest thereon                                       --       5,166,631          --     5,166,631
                                                          ----------      ----------  ----------    ----------

                    Total long-term liabilities                   --       5,166,631          --     5,166,631
                                                          ----------      ----------  ----------    ----------

                    Total liabilities                      4,042,401       5,867,080          --     5,867,080
                                                          ----------      ----------  ----------    ----------

Commitments And Contingencies

Stockholders' Equity (Deficit):
Common Stock; voting, par value $0.001;
authorized 50 million shares; 23,271,515,
23,265,428 and 23,938,487 shares issued
and outstanding at December 31, 2004 and
2003 and March 31, 2005 (unaudited),
respectively                                                  23,265          23,938           -        23,938
Additional paid-in capital                                 3,335,837      10,144,705   2,156,497    12,301,202
Deficit accumulated during the development stage          (6,115,296)     (9,084,710) (2,156,497)  (11,241,207)
                                                          -----------     ----------  ----------   -----------

Stockholders' Equity (Deficit)                            (2,756,194)      1,083,933           -     1,083,933
                                                          -----------     ----------  ----------   -----------

Total liabilities and stockholders' equity               $ 1,286,207      $6,951,013  $         -  $ 6,951,013
                                                         ============     =========== ==========   ===========

                                                                                               31%

                                      T-10

                         Notes to Financial Statements

The effect of the restatement to TerreStar's stand-alone Statements of Changes in Stockholders' Equity (Deficit) is presented below:

                            TerreStar Networks Inc.
                          (A Development Stage Company)
             Statements of Changes in Stockholders' Equity (Deficit)

                                                                                                             Adjust
                                                                   Deficit                                   Deficit
                                                                 Accumulated                   Adjust      Accumulated
                                Common Stock        Additional     Through                   Additional     Through
                          ------------------------   Paid-In     Development   Total (As       Paid-       Development    Adjusted
                             Shares    Par Value     Capital       Stage       Reported)    In Capital       Stage         Total
                          ----------- -----------  -----------  ------------  -----------   -----------   -----------   -----------
BALANCE At February
20, 2002 (inception)
Investment By MSV LP            1,000 $         1  $ 2,999,999  $        --   $ 3,000,000   $        --   $        --   $ 3,000,000
Contribution of 2 GHz
license right by MSV LP    23,264,428      23,264      216,111           --       239,375            --            --       239,375
Dividends                          --          --           --           --            --       110,189      (110,189)           --
Net loss                           --          --           --   (1,667,586)   (1,667,586)           --            --    (1,667,586)
                          ----------- -----------  -----------  -----------   -----------   -----------   -----------   -----------

BALANCE, December 31,
2002                       23,265,428      23,265    3,216,110   (1,667,586)    1,571,789       110,189      (110,189)    1,571,789
Dividends                          --          --           --           --            --         9,538        (9,538)           --
Net loss                           --          --           --   (4,327,983)   (4,327,983)           --            --    (4,327,983)
                          ----------- -----------  -----------  -----------   -----------   -----------   -----------   -----------

BALANCE, December 31,
2003                       23,265,428      23,265    3,216,110   (5,995,569)   (2,756,194)      119,727      (119,727)   (2,756,194)

Conversion of amounts
due to MSV LP                      --          --    6,732,186           --     6,732,186            --            --     6,732,186
Exercise of stock
options                         6,087           6        4,255           --         4,261            --            --         4,261
Dividends                          --          --           --           --            --        37,914       (37,914)           --
Net loss                           --          --           --   (1,939,316)   (1,939,316)           --            --    (1,939,316)
                          ----------- -----------  -----------  -----------   -----------   -----------   -----------   -----------

BALANCE, December 31,
2004                       23,271,515      23,271    9,952,551   (7,934,885)    2,040,937       157,641      (157,641)    2,040,937

Exercise of warrants
issued to Telcom Venture      666,972         667      142,672           --       143,339            --            --       143,339
Stock compensation                 --          --       49,482           --        49,482       (49,482)           --            --
Dividends                          --          --           --           --            --     2,048,338    (2,048,338)           --
Net loss                           --          --           --   (1,149,825)   (1,149,825)           --        49,482    (1,100,343)
                          ----------- -----------  -----------  -----------   -----------   -----------   -----------   -----------

BALANCE, March 31, 2005
(Unaudited)                23,938,487 $    23,938  $10,144,705  $(9,084,710)  $ 1,083,933   $ 2,156,497   $(2,156,497)  $ 1,083,933
                          =========== ===========  ===========  ===========   ===========   ===========   ===========   ===========

                         Notes to Financial Statements

The effect of the restatement to TerreStar's stand-alone Statements of Cash Flows is presented below:

                   TerreStar Networks Inc.
                (A Development Stage Company)
                  Statements of Cash Flows

                                                                                            Cumulative,
                                                                                            February 20,
                                                                            For the Period     2002
                                                                              February 20, (Inception of
                                                                                 2002        Development
                                                                              (Inception)      Stage
                                                       For the Years Ended      through       through
                                                    December 31,  December 31, December 31,   December
                                                       2004          2003         2002        31, 2004
                                                    ------------  ------------ ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                                          $(1,939,316)  $(4,327,983)$ (1,667,586) $(7,934,885)
Adjustments to reconcile net (loss) to net
   cash (used in) operating activities:
   Depreciation and amortization                         15,958        14,724        7,661       38,343
   Write-off of investment in joint venture                   -     2,000,000            -    2,000,000
   Stock based compensation expense                           -             -            -            -
   Changes in assets and liabilities, net
   of acquisitions and dispositions
   Accounts receivable-trade                                  -             1           (1)           -
   Other current assets                                   3,282        (3,282)        (525)        (525)
   Accounts payable and accrued expenses               (414,644)       16,650      845,838      447,844
   Note payable accrued interest                          4,167             -            -        4,167
   Other                                                      -           217          693          910
                                                    -----------   ------------  ----------  -----------

     Net cash (used in) operating acivities          (2,330,553)   (2,299,673)    (813,920)  (5,444,146)
                                                    -----------   ------------  ----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Restricted cash                                   (5,001,151)            -            -   (5,001,151)
   Payments made in exercise of joint
   venture option                                             -      (500,000)  (1,500,000)  (2,000,000)
   Additions to satellite under construction           (400,000)     (350,000)    (500,000)  (1,250,000)
                                                    -----------   ------------  ----------  -----------

     Net cash (used in) investing activities         (5,401,151)     (850,000)  (2,000,000)  (8,251,151)
                                                    -----------   ------------  ----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loan and security agreement          5,000,000             -            -    5,000,000
   Proceeds from due to MSV, LP                       3,464,341             -    3,000,000    6,464,341
   Proceeds from exercise of stock option                 4,261             -            -        4,261
   Proceeds from exercise of warrants                         -             -            -            -
   Due to Mobile Satellite Ventures LP, net                   -     3,165,872       14,041    3,179,913
                                                    -----------   ------------  ----------  -----------

     Net cash provided by financing activities        8,468,602     3,165,872    3,014,041   14,648,515
                                                    -----------   ------------  ----------  -----------

     Net increase (decrease) in cash and
     cash equivalents                                   736,898        16,199      200,121      953,218

Cash and cash equivalents, beginning of
the period                                              216,320       200,121            -            -
                                                    -----------   ------------  ----------- -----------

Cash and cash equivalents, end of period            $   953,218   $   216,320   $  200,121  $   953,218
                                                    ===========   ============  ==========  ===========

SUPPLEMENTAL INFORMATION
   Cash paid for interest                           $         -   $         -   $        -  $         -
                                                    ===========   ===========   ==========  ===========

                                                                                                                  Cumulative,
                                                                                                                  February 20,
                                                                                                                     2002
                                                                                                                 (Inception of
                                                                                                                  Development
                                                                       For the Three Months Ended                    Stage
                                                      -----------------------------------------------------------   through
                                                      March 31, 2005               March 31, 2005  March 31, 2004   December
                                                       (Unaudited)                   (Unaudited)    (Unaudited)     31, 2005
                                                      -------------                 -------------  -------------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:                                Adjustment      Adjusted                     Adjusted
Net (loss)                                            $ (1,149,825)   $   49,482  $ (1,100,343)    $ (433,586)  $(9,035,228)
Adjustments to reconcile net (loss) to net
   cash (used in) operating activities:
   Depreciation and amortization                             3,990             -         3,990          3,990        42,333
   Write-off of investment in joint venture                      -             -             -              -     2,000,000
   Stock based compensation expense                         49,482       (49,482)            -              -             -
   Changes in assets and liabilities, net
   of acquisitions and dispositions
   Accounts receivable-trade                                     -             -             -             (1)            -
   Other current assets                                          -             -             -          3,282          (525)
   Accounts payable and accrued expenses                   252,605             -       252,605        (83,998)      700,449
   Note payable accrued interest                           162,464             -       162,464              -       166,631
   Other                                                         -             -             -              -           910
                                                      ------------    ----------  ------------     ----------   -----------

     Net cash (used in) operating activities              (681,284)            -      (681,284)      (510,313)   (6,125,430)
                                                      ------------    ----------  ------------     ----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Restricted cash                                         466,220             -       466,220              -    (4,534,931)
   Payments made in exercise of joint
   venture option                                                -             -             -              -    (2,000,000)
   Additions to satellite under construction              (500,000)            -      (500,000)             -    (1,750,000)
                                                      ------------    ----------  ------------     ----------   -----------

     Net cash (used in) investing activities               (33,780)            -       (33,780)             -    (8,284,931)
                                                      ------------    ----------  ------------     ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loan and security agreement                     -             -             -              -     5,000,000
   Proceeds from due to MSV, LP                                  -             -             -        293,993     6,464,341
   Proceeds from exercise of stock option                        -             -             -              -         4,261
   Proceeds from exercise of warrants                      143,339             -       143,339              -       143,339
   Due to Mobile Satellite Ventures LP, net                      -             -             -              -     3,179,913
                                                      ------------    ----------  ------------     ----------   -----------

     Net cash provided by financing activities             143,339             -       143,339        293,993    14,791,854
                                                      ------------    ----------  ------------     ----------   -----------

     Net increase (decrease) in cash and
     cash equivalents                                     (571,725)            -      (571,725)      (216,320)      381,493

Cash and cash equivalents, beginning of
the period                                                 953,218             -       953,218        216,320             -
                                                      ------------    ----------  ------------     ----------   -----------

Cash and cash equivalents, end of period              $    381,493    $        -  $    381,493     $        -   $   381,493
                                                      ============    ==========  ============     ==========   ===========

SUPPLEMENTAL INFORMATION
   Cash paid for interest                             $          -    $        -  $          -     $        -   $         -
                                                      ============    ==========  ============     ==========   ===========


Non-Cash Investing and Financing Activities
   During 2004 the Company:
     Converted $6,732,186 of amounts due to MSV, LP to equity, which included capitalized interest of $87,932 on amounts advanced by MSV, LP to fund the satellite under construction project.

   During 2002 the Company:
     Issued 23,264,428 shares of common stock to MSV, LP in exchange for contribution of the 2GHz license right valued at $239,374 recorded as an intangible asset.

                                      T-12

                         Notes to Financial Statements


Note 3:  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company was incorporated under the laws of the State of Delaware on February 20, 2002 to serve as a vehicle to develop business opportunities related to the proposed receipt of certain licenses in the 2 GHz band. Since February 20, 2002, the Company has been in the development stage, and has not commenced planned principal operations. The financial statements include the accounts of the Company and are prepared in accordance with accounting principles generally accepted in the United States.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include investments such as money market accounts with an original maturity of three months or less.

RESTRICTED CASH

In September 2004, the Company entered into an escrow agreement to provide for payments under its satellite construction contract (see Note 10). As of December 31, 2004, the amount in escrow was $5.0 million. If TerreStar terminates the satellite construction contract, the escrow funds may be returned to TerreStar, subject to the termination liability under the contract. The cash in escrow as of December 31, 2004 is reflected as restricted cash on the accompanying balance sheet.

SATELLITE UNDER CONSTRUCTION

Satellites are stated at cost. These costs consist primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in

                         Notes to Financial Statements

service. Satellites are depreciated and amortized on a straight-line basis over their estimated useful lives. The depreciable lives of similar type satellites range from 11 years to 15 years. We will make estimates of the useful lives of our satellites for depreciation and amortization purposes based upon an analysis of each satellite's performance, including its orbital design life and its estimated orbital maneuver life. The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite's hardware will remain operational under normal operating conditions. In contrast, a satellite's orbital maneuver life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. An in-orbit satellite generally has an orbital design life ranging from 10 years to 13 years and orbital maneuver life as high as 20 years. The useful lives of satellites generally exceed the orbital design life and less than the orbital maneuver life. Although the orbital maneuver life of a satellite has historically extended beyond their depreciable lives, this trend may not continue. We will periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

In the event any satellite is lost as a result of a launch or in-orbit failure upon the occurrence of the loss we would take a charge to operations for the carrying value of the satellite. In the event of a partial failure, we would record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. We would measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We would reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us. We would record any insurance proceeds received in excess of the carrying value of the satellite as a gain and no impairment loss would be recognized. In the event the insurance proceeds equal the carrying value of the satellite, neither a gain nor an impairment loss would be recognized.

IMPAIRMENT OF LONG-LIVED AND AMORTIZABLE INTANGIBLE ASSETS

We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred using the guidance established under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

                         Notes to Financial Statements

As of December 31, 2004, there had been no events or changes in circumstances leading us to believe that a possible impairment to any of our long-lived and amortizable intangible assets existed as of that date. In addition, no impairment charges were recorded in the year ended December 31, 2003 or the period from February 20, 2002 (inception) through December 31, 2002. The Company's estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced significantly in the future. As a result, the carrying amount of long-lived assets may be reduced in the future.

DEFERRED SATELLITE ORBITAL PERFORMANCE INCENTIVES

We are contractually obligated to make deferred satellite orbital performance incentive payments over the life of the satellite, provided the satellite continues to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we will account for these payments as deferred financing. Consequently, we will capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. These costs will be amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintained cash balances at financial institutions that exceeded federally insured limits as of December 31, 2004. The Company maintains its cash and cash equivalents at high-credit-quality institutions, and as a result, management believes that credit risk related to its cash is not significant.

CAPITALIZED INTEREST

The Company's policy is to capitalize interest on expenditures for satellite under construction projects while such activities are in progress to bring the satellites to their intended use. Capitalized interest included in Satellite Under Construction was $87,932 and $0 at December 31, 2004 and 2003, respectively.

STOCK-BASED COMPENSATION (Restated)

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans using the fair value method. The Company has chosen to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

                         Notes to Financial Statements

INCOME TAXES

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

REVENUE RECOGNITION

We will recognize revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. We will recognize revenue over the period during which services are provided, as long as collection of the related receivable is reasonably assured. We will make estimates regarding the likelihood of collection based upon an evaluation of the customer's creditworthiness, the customer's payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we will defer recognition of the revenue until such time that collection is believed to be reasonably assured or the payment is received. We will also maintain an allowance for doubtful accounts for customers' receivables where the collection of these receivables is uncertain. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our bad debt expense. Upon receipt of payments from customers in advance of our providing services and amounts that might be received from customers pursuant to satellite capacity prepayment options will be recorded in the financial statements as deferred revenue. These deferred amounts will be recognized as revenue on a straight-line basis over the agreement terms. Our revenue recognition policy as described above complies with the criteria set forth in Staff Accounting Bulletin No. 101, Revenue Recognition, as amended by Staff Accounting Bulletin No. 104.

COMPREHENSIVE INCOME (LOSS)

The Company has no components of other comprehensive income. Accordingly, net income equals comprehensive income for all periods.

RECENT PRONOUNCEMENTS

In January 2003, the FASB issued Financial Interpretation No. 46 (FIN), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, which requires the consolidation of an entity in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership or contractual or other financial interests in the entity. Generally, an entity is generally consolidated by an enterprise when the enterprise has a controlling financial interest in the entity through ownership of a majority voting interest in the entity. The Company is currently evaluating the impact of adoption of FIN 46. Adoption of this standard will be required for the first annual period beginning after December 15, 2004.

                         Notes to Financial Statements

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company for the year ending December 31, 2006. The impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

Note 4:  INTANGIBLE ASSETS

The Company's identifiable intangible assets consist of the Company's right to receive the 2 GHz FCC and Industry Canada spectrum authorizations of TMI Communications and Company, which is obligated to transfer these authorizations to any entity that the Company may designate, subject to the receipt of regulatory (FCC and Industry Canada) approvals, which may never be obtained.

                                             December 31,
                                            2004      2003
                                            ----      ----

                2 GHz License Rights      $239,374  $239,374
                Accumulated Amortization    39,252    23,294
                                          --------  --------
                Intangible Assets, Net    $200,122  $216,080
                                          ========  ========

Note 5:  LONG-TERM DEBT

On December 27, 2004, the Company and MSV consummated a Loan and Security Agreement. Under the terms of the Loan Agreement, which matures on December 27, 2008, the Company can borrow up to $15,000,000, and use the proceeds of such loans to make milestone payments under the Company's satellite construction contract and for certain other purposes, as defined in the Loan Agreement. Each loan accrues and bears interest from the closing date, as defined in the Loan Agreement, until paid in full at a rate of 10% per annum. Commencing on December 27, 2008, the Company is to pay the principal of, and all accrued interest on, each loan that is outstanding in 36 monthly installments. As of December 31, 2004, the Company had borrowed $5,000,000 and had $10,000,000 available to it under the Loan Agreement. The Loan Agreement provides for, among other things, the Company's requirement to meet certain affirmative and negative covenants. See Note 11, "Subsequent Events", in the Notes to Financial Statements for information regarding cancellation of the Loan Agreement.

                         Notes to Financial Statements

Note 6:  STATEMENT OF OPERATIONS DETAILS

General and administrative expenses consisted of the following:

Rent expense of $6,305, $6,305 and $1,619 for the 2004, 2003 and 2002 operating years, respectively. TerreStar has incurred cumulative rent expense of $14,229 since inception on February 20, 2002 through December 31, 2004.

Operations expense consisted of the following:

                                                     For the     Cumulative
                                                      Period       since
                                                     February     February
                                                     20, 2002     20, 2002,
                                                    (inception)   Inception
                           For the Years Ended        through        of
                       --------------------------    December    Development
                          2004          2003         31, 2002       Stage
                          ----          ----         --------       -----

Salaries & Wages          $397,321      $418,039     $360,046    $1,175,406
Bonuses                    173,590       195,000      250,000       618,590
Consultants                650,983       670,499      480,431     1,801,913
Legal Expenses             654,912       950,542      509,358     2,114,812
Regulatory Expenses            ---        52,018        7,386        59,404
Other                       37,511        20,856       51,085       109,452
                            ------        ------       ------       -------

                        $1,914,317    $2,306,954   $1,658,306    $5,879,577
                        ==========    ==========   ==========    ==========

Note 7:  2002 TERRESTAR STOCK INCENTIVE PLAN (Restated)

TERRESTAR OPTION PLAN

In July 2002, the Board of Directors of TerreStar approved the 2002 TerreStar Stock Incentive Plan. Options to acquire shares generally vest over a 3-year period, and the options to acquire shares have a 10-year life. At December 31, 2003 and 2004, and March 31, 2005 (unaudited), 599,694, 1,227,306 and 1,355,166
(unaudited) options, respectively were exercisable. At December 31, 2003 and 2004 and March 31, 2005 (unaudited), the weighted-average remaining contractual life for outstanding options was 8.6, 8.0 and 8.52 (unaudited) years, respectively. The weighted-average fair value of options granted during the periods ended December 31, 2002, 2003 and 2004 was $0.11, $0.07 and $0.07 per unit, respectively. The weighted-average value of shares granted during the three-month periods ended March 31, 2004 and 2005 (unaudited), was $0.06 and $1.47, respectively (unaudited). During 2004, the Company promised to grant 208,277 options with an exercise price of $.70 during 2005 to certain executives of the Company, of which 146,200 were granted in March 2005 (unaudited).

                         Notes to Financial Statements

As part of the TerreStar Rights transaction (see Note 10), the Board of Directors of TerreStar authorized a grant of additional options to employee option holders of record at December 20, 2004, of approximately 50% of the options outstanding on that date, which were granted in February 2005. The Company recognized the cash received of $4,261 during 2004 for the options exercised as minority interest.

The following summarizes activity in the TerreStar Option Plan:

                                                              WEIGHTED
                                              OPTIONS         AVERAGE
                                                TO            EXERCISE
                                              ACQUIRE        PRICE PER
                                               SHARES          SHARE

Options outstanding at December 31, 2001            ---         $---
   Granted                                    1,780,824        $0.70
                                              ---------

Options outstanding at December 31, 2002      1,780,824        $0.70
   Granted                                      138,528        $0.70
   Canceled                                    (39,803)        $0.70
                                               --------

Options outstanding at December 31, 2003      1,879,549        $0.70
   Granted                                      535,278        $0.66
   Canceled                                    (18,990)        $0.70
   Exercised                                    (6,086)        $0.70
                                                -------

Options outstanding at December 31, 2004      2,389,751        $0.69
   Granted (unaudited)                        1,400,006        $0.27
   Canceled (unaudited)                         (8,277)        $0.70
                                                -------

Options outstanding at March 31, 2005
(unaudited)                                   3,781,480        $0.54
                                              =========

Note 8:  RELATED PARTY TRANSACTIONS

During the years ended December 31, 2003, and 2004 the Company received $3,165,873 and $3,552,274, respectively of cash and services provided by its parent company, Mobile Satellite Ventures, LP. The amounts received by the Company were converted into equity in December 2004. Please also see Note 5, "Long Term Debt", for information regarding the Company's Loan and Security Agreement with MSV.

Note 9:  INCOME TAXES

There was no income tax benefit reported for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and for the period February 20, 2002 (inception) through December 31, 2004. Due to the Company's history of net operating losses ("NOLs") since inception, and the uncertainties that affect the ultimate resolution of the $3,173,954 and $2,398,228 deferred tax asset arising from such NOLs for the year ended December 31, 2004 and 2003, respectively the Company recorded a 100% valuation allowance applicable to such Deferred Tax Asset. The Company will periodically review the realizability of the deferred tax asset and adjust the related valuation allowance as needed.

                         Notes to Financial Statements

Note 10:  COMMITMENTS AND CONTINGENCIES

LEASES

As of December 31, 2004, the Company has no non-cancelable operating leases. Rental expense, net of sublease income, for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and for the period February 20, 2002 (inception) through December 31, 2004 was $6,305, $6,305, $1,619 and $14,229, respectively.

LITIGATION AND CLAIMS

The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

CONTINGENCIES

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company recognizes a liability for these contingencies when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

JOINT VENTURE OPTION

During 2002, TerreStar acquired an option to establish a joint venture with a third party to develop certain opportunities in the 2 GHz band. The FCC licensed the third party to construct, launch and operate a communications system consisting of two geostationary satellites in the 2 GHz band, a communications network and user terminals. Consideration for the option consisted of nonrefundable payments made by TerreStar of $1.0 million during 2002 and $500,000 during 2003. In January 2003, TerreStar exercised its option to form the joint venture. Under the terms of the memorandum of agreement, TerreStar contributed an additional $500,000 to the joint venture upon signing of the joint venture agreements. However, as a result of the February 2003 FCC order canceling TMI's 2 GHz license described above, in July 2003 TerreStar and the third party mutually agreed to terminate the option agreement and the joint venture and any remaining obligations or liabilities related to these agreements. As a result, TerreStar wrote off its $2.0 million investment in the joint venture during the year ended December 31, 2003.

SATELLITE CONSTRUCTION CONTRACT

During 2002 and in connection with its contractual obligations to TMI, TerreStar entered into a contract to purchase a satellite system, including certain ground infrastructure for use with the 2 GHz band. TerreStar continues to make payments according to a milestone payment plan. TerreStar made payments of $500,000 and $350,000 during the years ended December 31, 2002 and 2003, respectively.

                         Notes to Financial Statements

Following the reinstatement of the TMI license in July 2004, the contract was amended resulting in a reduced milestone payment plan. TerreStar made payments of $400,000 during the year ended December 31, 2004 related to this contract. Such payments have been capitalized as satellite under construction in property and equipment in the accompanying balance sheets. The satellite manufacturer may also be entitled to certain incentive payments based upon the performance of the satellite once in operation. If TerreStar terminates the contract, the manufacturer shall be entitled to payment of a termination liability as prescribed in the contract. Beginning in 2005, the termination liability will be equal to amounts that would have otherwise been due on milestones scheduled within 30 days following notice of termination by TerreStar. The satellite represents one component of a communications system that would include ground-switching infrastructure, launch costs, and insurance. Total cost of this system could exceed $500 million. In order to finance future payments, TerreStar will be required to obtain additional debt or equity financing, or may enter into various joint ventures to share the cost of development. There can be no assurance that such financing or joint venture opportunities will be available to TerreStar or available on terms acceptable to TerreStar.

TERRESTAR RIGHTS TRANSACTION

On December 20, 2004, MSV issued rights (the Rights) to receive an aggregate of 23,265,428 shares of common stock of the Company representing all of the shares of TerreStar common stock (the TerreStar Stock), owned by MSV, to the limited partners of MSV, pro rata in accordance with each limited partner's percentage ownership in MSV. The Rights will be exchanged into shares of TerreStar Stock automatically in May 2005. In addition, in connection with this transaction, TerreStar issued warrants to purchase an aggregate of 666,972 shares of TerreStar Stock to one of MSV's limited partners. The Warrants have an exercise price of $0.21491 per share and may be exercised until the second anniversary of the date of their issuance. Please See Note 11, "Subsequent Events", for additional information.

Concurrent with these transactions, the Company's Board of Directors authorized a grant of additional options to employee option holders of record at December 20, 2004 of approximately 50% of the options outstanding on that date, which were granted in February 2005.

Note 11:  SUBSEQUENT EVENTS

On May 11, 2005, Motient Ventures Holding Inc. ("MVH"), a wholly owned subsidiary of Motient Corporation ("Motient"), purchased 8,190,008 shares of the Company's common stock from the Company for $200 million pursuant to a Purchase Agreement by and between MVH and the Company. $8.7 million of this investment was used to repay amounts outstanding under the Loan Agreement between MSV and TerreStar. The Loan Agreement was terminated at the closing of this transaction. As a result of this purchase and as of May 11, 2005, Motient owns approximately 61% of the Company's issued and outstanding common stock.

                         Notes to Financial Statements

On May 11, 2005, TerreStar was spun-off by MSV to its limited partners and, in connection with that spin-off, Motient acquired ownership of approximately 49% of the issued and outstanding shares of capital stock of TerreStar. The subsequent stock purchase increased Motient's ownership to its current 61% level.

Following this acquisition, Christopher Downie, Motient's Executive Vice President and Chief Operating Officer, and Jared E. Abbruzzese and Shawn O'Donnell of CTA, Motient's Chief Restructuring Entity, will be among the seven members of the Board of Directors of TerreStar.

In February and March 2005, TerreStar, pursuant to the 2002 TerreStar Stock Incentive Plan (the "Plan"), granted options to purchase approximately 1.4 million shares of its common stock at a price of $0.21 per share to employees of TerreStar and MSV. These option grants were initially authorized by the TerreStar board of directors in conjunction with the December 20, 2004 TerreStar rights issuance. These options generally provide for vesting over three years, and expire ten years from the date of grant.

The May 11, 2005 spin-off of TerreStar by MSV resulted in a change of control under the terms of options issued pursuant to the Plan. Accordingly, such options vested on that date, pursuant to their terms. However, holders of approximately 85% of the 1.4 million options granted in February and March 2005 agreed to waive the immediate vesting of their options, and therefore those options will generally vest according to the three-year vesting schedule provided for in the option grant.

In February 2005, the warrants to purchase 666,972 shares of TerreStar common stock, issued in connection with the December 2004 rights issuance, were exercised by their holder.